EXHIBIT 99.1

Final — for immediate release	CONTACT:	PAUL VITEK, CFO (972)401-0090
Release #05-14
CARBO CERAMICS INC. ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
Irving, Texas (October 27, 2005) — CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $12.5 million, or $0.51 per diluted share, on record quarterly revenues of $64.1 million for the quarter ended September 30, 2005. Revenues for the quarter increased 10 percent and net income increased 8 percent compared to the third quarter of 2004. For the nine months ended September 30, 2005, the company reported record net income of $36.2 million, or $1.50 per diluted share, on record nine month revenues of $189.1 million. Revenues and net income for the nine months ended September 30, 2005, increased 18 percent and 17 percent, respectively, compared to the same period a year earlier.
The increase in revenues compared to last year’s third quarter was attributable to a 5 percent increase in ceramic proppant sales volume, and an 8 percent increase in the average selling price of the company’s ceramic proppants, which were partially offset by a 14 percent decline in revenues from Pinnacle Technologies. Worldwide proppant sales totaled 190.6 million pounds for the quarter, with record North American sales volume offsetting a decline in overseas sales volume compared to the previous year. Continuing strong shipments in the U.S. and Mexico combined with a strong recovery in Canada (following the normal seasonal decline in the second quarter) accounted for the new North American sales record. Sales volume in Mexico exceeded the third quarter of 2004 by 95 percent; and sales volume in Canada increased 59 percent compared to the same period. Sales volume in the U.S. exceeded the prior year’s third quarter by 33 percent despite some disruption in the U.S. distribution system caused by two major hurricanes on the U.S. Gulf Coast. A 55 percent decline in overseas sales volume compared to last year’s third quarter resulted mainly from decreases in sales volume in Russia and the North Sea. Sales in Russia have slowed due to the transfer of ownership of Yukos’ assets and an increase in the availability of locally produced proppant; while North Sea sales declined due to continued project delays on a major drilling program in that region. The increase in the average selling price for the company’s ceramic proppants compared to last year’s third quarter was due primarily to an increase in list prices and fuel surcharges that were added in June 2005. Revenues for the third quarter of 2005 included $6.7 million from Pinnacle Technologies, Inc. compared to the record $7.8 million for the third quarter of 2004. The decrease in revenues from the prior year was primarily due to the strength of the prior year’s third quarter. Revenues for this segment can vary significantly from quarter to quarter depending upon the timing of large mapping projects.
The company’s third quarter 2005 operating profit margin was 28 percent compared to 31 percent for the third quarter of 2004. Operating profit margins declined in both the company’s proppant business and at Pinnacle Technologies compared to the prior year’s third quarter. The operating margin in the proppant business was adversely impacted by higher manufacturing costs attributable to increased costs of natural gas and increased freight costs on both inbound raw materials and outbound finished goods. The company continued to operate its manufacturing facilities near full capacity during the third quarter but lost eight production days at its New Iberia, Louisiana facility due to shutdowns associated with the hurricanes experienced along the Gulf Coast. The operating profit margin at Pinnacle Technologies declined versus the prior year’s third quarter as a majority of the cost of sales for that business consists of salaried labor

CARBO Ceramics Third Quarter and Year-to-Date 2005 Earnings Release
October 27, 2005

and depreciation that do not vary significantly with short-term change in revenues. Consequently, the record revenue performance in the third quarter of 2004 also led to a record operating profit margin in that period. The company’s selling, general and administrative expenses for the third quarter decreased slightly from the same period a year earlier. Plant start-up costs associated primarily with the company’s new facility in McIntyre, Georgia, were $0.2 million, in line with expectations at this point in the start-up process. Third quarter 2005 earnings also benefited from a $0.6 million reduction in the company’s estimate for income tax liabilities in connection with the preparation of the company’s 2004 income tax returns.
For the nine months ended September 30, 2005, revenues increased 18 percent compared to the same period in 2004. The increase was driven primarily by an 11 percent increase in ceramic proppant sales volume and a 5 percent increase in the average selling price of proppant. North American proppant sales volume increased 29 percent compared to the first nine months of 2004, with increased sales to each of the U.S., Canada and Mexico. Overseas sales volume declined by 29 percent compared to last year primarily due to sales volume decreases in Russia and the North Sea. The higher average selling price for ceramic proppant was due to the impact of price increases that went into effect in July 2004 and June 2005 and an increase in sales of higher priced resin-coated proppant. Revenues for the nine months ended September 30, 2005, included $19.5 million for Pinnacle Technologies compared to $15.9 million for the same period of 2004. The increase in Pinnacle Technologies’ revenues was due primarily to the increase in fracture mapping activity in the U.S. market.
For the nine months ended September 30, 2005, the company’s operating profit margin was 29 percent compared to 30 percent for the first nine months of 2004. While operating profit margins in the company’s proppant business did not change significantly from the previous year, operating profit margins for Pinnacle Technologies declined due to increased labor costs in preparation for anticipated growth and increased subcontractor costs due to a change in the mix of service offerings. Selling, general and administrative expenses for the nine months ended September 30, 2005, increased $2.5 million compared to the same period in 2004, primarily due to greater activity related to the company’s global business development efforts, increased sales and marketing activity, and increased administrative expenses associated with the company’s global growth.
President and CEO Dr. C. Mark Pearson provided additional guidance for the remainder of 2005 and 2006, stating that “We continue to be very optimistic about the future demand for ceramic proppants and we are highly focused on adding capacity at our new facility in Wilkinson County, Georgia. That plant remains on schedule for completion prior to the end of this year. We expect our first shipment from the facility early next year and expect high commodity prices combined with this year’s shortage of ceramic proppant to result in strong demand for the products produced by this facility in 2006. In the short term, we will be adversely impacted by the price of natural gas. Natural gas is a large component of our manufacturing costs and the high price that we anticipate paying for gas this winter will put pressure on our operating margins. For the year to date in 2005, forward purchases of much of our U.S. natural gas requirements resulted in the company paying an average of approximately $7.40/Mcf for natural gas delivered to our domestic plants. However, beginning in November, we will be paying current market rates for all of our domestic requirements. While we have instituted an additional fuel surcharge effective November 1, this will not fully offset our cost increases and we anticipate that the consolidated operating profit margin in the fourth quarter may decline by 1 to 2 percentage points based on current expectations for natural gas pricing.”
As previously announced, a conference call to discuss the company’s third quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time. To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call” or conference ID 1604968. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc. is based in Irving, Texas.

CARBO Ceramics Third Quarter and Year-to-Date 2005 Earnings Release
October 27, 2005

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$64,104	$58,482	$189,106	$160,843
Cost of sales	39,155	33,624	113,704	94,180

Gross profit	24,949	24,858	75,402	66,663
Selling, general & administrative	6,491	6,814	20,317	17,801
Start-up costs	219	—	473	—
Loss on disposal of equipment	—	—	95	49

Operating profit	18,239	18,044	54,517	48,813
Interest income, net	430	181	1,340	313
Other, net	(98)	(41)	(11)	48

Income before income taxes	18,571	18,184	55,846	49,174
Income taxes	6,119	6,687	19,623	18,252

Net income	$12,452	$11,497	$36,223	$30,922

Earnings per share:
Basic	$0.52	$0.48	$1.51	$1.30

Diluted	$0.51	$0.48	$1.50	$1.29

Average shares outstanding:
Basic	24,014	23,917	23,979	23,844

Diluted	24,205	24,110	24,170	24,038

Depreciation and amortization	$3,448	$3,193	$9,966	$8,963

CARBO Ceramics Third Quarter and Year-to-Date 2005 Earnings Release
October 27, 2005

Selected Balance Sheet Information

	Sept. 30, 2005	Dec. 31, 2004
	(in thousands)
Cash, cash equivalents and short term investments	$63,026	$80,115
Total other current assets	81,892	66,167
Property, plant and equipment, net	160,241	125,385
Intangible and other assets, net	6,181	4,010
Total assets	333,180	297,517
Total current liabilities	28,206	29,192
Deferred income taxes	26,768	23,958
Shareholders’ equity	278,206	244,367
Total liabilities and shareholders’ equity	333,180	297,517